UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): November 6, 2008

PACIFIC SUNWEAR OF CALIFORNIA, INC.
(Exact Name of Registrant as Specified in Charter)

California	0-21296	95-3759463
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3450 East Miraloma Avenue Anaheim, CA (Address of principal executive offices)		92806-2101 (Zip Code)
(714) 414-4000
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments.
SIGNATURES

Item 2.06 Material Impairments.
     On November 6, 2008, Pacific Sunwear of California, Inc. (the “Company”), determined that it will record a pre-tax, non-cash goodwill impairment charge of $6.5 million (approximately $3.9 million after tax or $0.06 per diluted share) in the Company’s third quarter ended November 1, 2008. This goodwill impairment charge, which was previously disclosed by the Company in a press release issued on November 6, 2008, relates to goodwill created in connection with a 1986 four-store acquisition in California and a 1997 fifteen-store acquisition in Florida. This impairment resulted in the elimination of all goodwill with respect to these acquisitions.
     The Company evaluates the recoverability of the carrying amount of goodwill annually in conjunction with the preparation of its annual financial statements or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. With the significant deterioration in the retail business climate as well as a large decline in the market value of the Company’s common stock during the third quarter of fiscal 2008, the Company determined an interim evaluation of goodwill recoverability was warranted. Impairment is assessed when the fair value of the reporting unit, including goodwill, is less than its carrying amount. The amount of impairment loss recognized is equal to the difference between the reporting unit goodwill carrying value and the implied fair value of the goodwill, with the implied fair value determined using the best information available, generally the discounted future cash flows of the assets. As a result of this assessment, the Company determined that the goodwill associated with these acquisitions was fully impaired.
     In addition, the Company evaluates the recoverability of the carrying amount of long-lived assets for all stores (primarily property, plant and equipment) in conjunction with the preparation of its quarterly financial statements. The Company currently estimates that it will record a $3.1 million pre-tax, non-cash asset impairment charge (approximately $1.9 million after tax or $0.03 per diluted share) in the third quarter ended November 1, 2008. This estimated charge was comprehended in the updated third quarter earnings guidance included in the Company’s November 6, 2008 press release.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: November 12, 2008

PACIFIC SUNWEAR OF CALIFORNIA, INC.
/S/ MICHAEL L. HENRY
Michael L. Henry
Sr. Vice President, Chief Financial Officer